Exhibit 4.2

BIOCARDIA, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

June 6, 2011

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4.9	Entire Agreement	18
4.10	Separability; Severability	18
4.11	Stock Splits	18
4.12	Aggregation of Stock	18

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BIOCARDIA, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AGREEMENT is made as of June 6, 2011 among BioCardia, Inc., a Delaware corporation (the “Company”) and the undersigned holders of the Company’s Series A Preferred Stock (the “Series A Preferred”), Series B Preferred Stock (the “Series B Preferred”), Series C Preferred Stock (the “Series C Preferred”), Series D Preferred Stock (the “Series D Preferred”), Series E Preferred Stock (the “Series E Preferred”) and the Series F Preferred Stock (the “Series F Preferred”) listed on Exhibit A hereto (each an “Investor”, and collectively, the “Investors”).

Recitals

WHEREAS, the Company, and holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred have entered into a prior Amended and Restated Investors’ Rights Agreement (the “Prior Rights Agreement”);

WHEREAS, the Company and certain Investors are entering into that certain Series F Preferred Stock and Warrant Purchase Agreement (the “Series F Agreement”) of even date herewith;

WHEREAS, certain Investors desire to obtain certain rights (“Registration Rights”) regarding registration of the Company’s securities under the Securities Act (as defined below) certain preemptive rights regarding the Company’s equity offerings (“Preemptive Rights”), and certain rights to information (“Information Rights”); and

WHEREAS, as a condition of the closing of the financing provided for in the Series F Agreement, and as an inducement to the additional financing of the Company provided for therein, the Company and the Investors desire to amend and restate in full the Prior Rights Agreement, in the form set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Information and Other Rights.

1.1 Annual Financial Statements. So long as an Investor (and its affiliates) holds at least 100,000 shares of the Company’s Preferred Stock (or Common Stock issued or issuable upon conversion of Preferred Stock, or a combination thereof), the Company will provide to each Investor as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and all certified by a nationally recognized public accounting firm.

1.2 Quarterly Financial Statements. So long as an Investor (and its affiliates) holds at least 100,000 shares of the Company’s Preferred Stock (or Common Stock issued or issuable upon conversion of Preferred Stock, or a combination thereof), the Company shall provide such Investor as soon as practicable after the end of each quarter and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarter, consolidated statements of income, and a consolidated statement of cash flow of the Company and its subsidiaries for such period and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding periods in the previous fiscal year, and setting forth in comparative form the budgeted figures for such period and for the current fiscal year then reported, prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP and provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company.

1.3 Annual Budget and Business Plan. So long as an Investor (and its affiliates) holds at least 100,000 shares of the Company’s Preferred Stock (or Common Stock issued or issuable upon conversion of Preferred Stock, or combination thereof), the Company shall provide, as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months, and as soon as prepared, any other budgets or revised budgets prepared by the Company.

1.4 Additional Information. So long as an Investor (and its affiliates) holds at least 100,000 shares of the Company’s Preferred Stock (or Common Stock issued or issuable upon conversion of Preferred Stock, or a combination thereof), the Company will allow such Investor to visit and inspect any of the properties of the Company (upon reasonable advance notice) and will deliver or provide to such Investor with reasonable promptness, (i) copies of all notices, minutes, consents and the like provided to the Board of Directors of the Company, and (ii) such other information and data, including access to books, records, officers and accountants, with respect to the Company and its subsidiaries as any such Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide any information that it considers in good faith to be a trade secret or to contain confidential or classified information.

1.5 Proprietary Information Agreements. The Company agrees to require each employee of the Company to execute a standard Proprietary Information Agreement and each consultant and advisor of the Company to execute an agreement that provides for confidential treatment of the Company’s proprietary information and the assignment of inventions developed during such individual’s relationship with the Company, as a condition of employment or consulting relationship or continued employment or consulting relationship, as the case may be, unless otherwise approved by the Board of Directors.

1.6 Termination of Covenants. The rights set forth in this Section 1 shall terminate and be of no further force or effect upon the closing of a public offering of the Company’s securities pursuant to an effective registration statement filed by the Company under the Securities Act, as amended, or on the date the Company otherwise becomes subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whichever first occurs.

2. Registration Rights.

2.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Holder” shall mean the Investors holding Registrable Securities or securities convertible or exercisable into Registrable Securities and any person holding such securities to whom the rights under this Section 2 have been transferred in accordance with Section 2.12 hereof.

(c) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold at least 40% of the Registrable Securities.

(d) “Participating Holders” shall mean any Holder or Holders who propose to distribute their securities through a registration pursuant to this Section 2.

(e) “Registrable Securities” means the Common Stock issued or issuable upon conversion of Preferred Stock issued by the Company pursuant to a Preferred Stock purchase agreement and any Common Stock of the Company issued or issuable in respect of the Preferred Stock or other securities issuable pursuant to the conversion of the Preferred Stock or upon any stock split, stock dividend, recapitalization, or similar event; provided however that shares of Common Stock or other securities shall only be treated as Registrable Securities for purposes of Section 2.3 hereof (A) if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) prior to the date such securities have been sold or are all available for immediate sale in the opinion of counsel to the Company in a transaction exempt from the prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed upon the consummation of such sale.

(f) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(g) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof (but excluding underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling Holders).

(h) “Restricted Securities” shall mean the securities of the Company required to bear a legend indicating that transfer is restricted in the absence of registration.

(i) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(j) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the securities registered by the Holders.

2.2 Demand Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to shares of Registrable Securities with an expected aggregate offering price to the public of at least $10,000,000, the Company will (1) within ten days of the receipt by the Company of such notice, give written notice of the proposed registration, qualification or compliance to all other Holders and (2) as soon as practicable (but within 120 days after receipt of the request of the Initiating Holders), use its commercially reasonable best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.2(a):

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) Prior to six months after the effective date of the Company’s first registered public offering of its securities;

(iii) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on the date six months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction, with respect to an employee benefit plan or with respect to the Company’s first registered public offering of its stock), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) After the Company has effected two registrations pursuant to this Section 2.2(a), which registrations have been declared or ordered effective;

(v) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 2.2 shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company shall not exercise such right more than once in any twelve-month period.

(b) Underwriting. In the event that a registration pursuant to this Section 2.2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 2.2(a). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 2.2, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall, together with all Participating Holders, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and reasonably acceptable to a majority of the Participating Holders. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement or in such other manner as shall be agreed to by the Company and Holders of a majority of the Registrable Securities proposed to be included in such registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to 90 days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

2.3 Piggyback Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating solely to a Commission Rule 145 transaction, or a registration pursuant to Section 2.2 hereof, the Company will (i) promptly give to each Holder written notice thereof, and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to 2.3(a). In such event the right of any Holder to registration pursuant to 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the managing underwriter or Company determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit or completely exclude the Registrable Securities and other securities to be distributed through such underwriting, provided that, subsequent to the Company’s initial underwritten public offering, the Registrable Securities to be included in such registration may not be limited to less than 20% of the total number of securities to be included in such registration. The Company shall so advise all Holders distributing their securities through such underwriting of such limitation (or exclusion, if applicable) and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated (if applicable) among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares.

If any Participating Holder disapproves of the terms of any such underwriting, such Participating Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require. If shares are withdrawn from registration, the Company shall offer to all persons retaining the right to include securities in the registration the right to include additional securities in the registration, with such shares being allocated among all such Participating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Participating Holders at the time of filing the registration statement.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Registration on Form S-3.

(a) Request for Registration. Following the Company’s initial public offering, the Company shall use its best efforts to become eligible to register offerings of securities on Commission Form S-3 or its successor form. After the Company has qualified for the use of Form S-3, Holders of at least 35% of the Registrable Securities then outstanding shall have the right to request registration on Form S-3 (which request shall be in writing and shall state the number of shares of Registrable Securities to be registered and the intended method of disposition of shares by such Holders); provided that no more than two such registrations must be effected during any twelve-month period. The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.4(a):

(i) unless the Holders requesting registration propose to dispose of Registrable Securities having an anticipated aggregate price to the public (before deduction of underwriting discounts and expenses of sale) of at least $500,000;

(ii) during the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date six months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii) more than twice in any twelve-month period; or

(iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by such Holder or Holders; provided, however, that the Company shall not exercise such right more than once in any twelve-month period.

2.5 Expenses of Registration. All Registration Expenses, including the reasonable fees and expenses of one special counsel to the selling Holders not to exceed $25,000, incurred in connection with registrations pursuant to Sections 2.2, 2.3 and 2.4 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata with the Company and among each other on the basis of the number of shares so registered.

2.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the Registration Statement has been completed (up to a maximum of 120 days);

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Participating Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

(d) Use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Participating Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder shall also enter into and perform its obligations under such an agreement.

(f) Notify each Participating Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act or upon the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all securities covered by such registration statement to be listed on each securities exchange or authorized for quotation on each automated quotation system on which similar securities issued by the Company are then listed or authorized for quotation.

(h) Provide a transfer agent and registrar for all securities covered by such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, at the request of any Participating Holder, on the date that the securities are delivered to the underwriters for sale in connection with a registration being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Participating Holders and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify each Participating Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Participating Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will pay to each such Participating Holder, each of its officers, directors, partners, and legal counsel and each person controlling such Participating Holder, each such underwriter and each person who controls any such underwriter, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Participating Holder, controlling person or underwriter and stated to be specifically for use therein.

(b) To the extent permitted by law, each Participating Holder will, if Registrable Securities held by such Participating Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, and legal counsel, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Participating Holder, each of its officers, directors, partners and legal counsel and each person controlling such Participating Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay the Company, such Participating Holders, such directors, officers, persons, underwriters or control persons, as incurred any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein, unless such liability resulted from willful misconduct by such Holder. A Holder will not be required to enter into any agreement or undertaking in connection with any registration under this Section 2 providing for any indemnification or contribution on the part of such Holder greater than the Holder’s obligations under this Section 2.8(b).

(c) Each party entitled to indemnification under this Section 2.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.10 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.10. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.10 and Section 2.13, except for transfers permitted under Section 2.10(b), and (y):

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144(k), as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.10.

The first legend referring to federal and state securities laws identified in Section 2.10(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144 under the Securities Act.

2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its commercially reasonable best efforts to:

(a) Make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as an Investor owns any Restricted Securities, upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

2.12 Transfer of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 2.2, 2.3 and 2.4 may be assigned (i) to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder of not less than 50,000 shares (or any lesser amount if all of such Holder’s Registrable Securities are transferred or assigned to a transferee) of Registrable Securities, or (ii) to any transferee or assignee who is a constituent partner or affiliate of a Holder or the estate of such constituent partner or affiliate, or to any transferee or assignee who is a family member of the Holder or a trust for the benefit of the Holder or any family member of the Holder, provided that, with respect to each such transfer or assignment, the Company be given a prior written notice of the transfer, the transferee or assignee agrees in writing to all provisions contained in this Section 2 and that such transfer otherwise be effected in accordance with applicable securities laws.

2.13 Standoff Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.10(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.13, and such agreement shall provide that if any securities may be released from such restrictions described in this Section 2.13, then the securities held by all Holders who are a party to such agreement will be subject to the release on a pro-rata basis.

2.14 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

2.15 Termination of Registration Rights. The rights granted under this Section 2 shall terminate on the first to occur of (i) the second anniversary of the consummation of the initial underwritten public offering of the Company’s securities pursuant to a effective registration statement filed under the Securities Act, (ii) as to any Holder, at such time as such Holder is able to offer for sale all of such Holder’s Registrable Securities within a given three month period pursuant to Rule 144 of the Securities Act.

3. Preemptive Rights.

3.1 General. Except for (i) shares of the Company’s Common Stock issued upon conversion of the Preferred Stock, (ii) securities issued pursuant to a public offering pursuant to an effective registration statement under the Securities Act, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization, (iv) securities issued in connection with any stock split or stock dividend of the Company, recapitalizations or the like, (v) securities issued to employees, officers, or directors of, or contractors, consultants or advisors to, the Company pursuant to stock purchase or stock option plans, stock bonuses or awards, contracts or other arrangements that are approved by the Company’s Board of Directors, (vi) a financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions and (vii) securities issued pursuant to options, warrants, notes or other rights to acquire securities of the Company outstanding as of the date of this Agreement, the Company will not, nor will it permit any subsidiary to, authorize or issue any shares of stock of the Company of any class and will not authorize, issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any shares of stock of the Company of any class without offering the Investors the right of first refusal described below.

3.2 Right of First Refusal. Each Investor holding at least 100,000 shares of the Company’s Preferred Stock (or Common Stock issuable or issued upon conversion of Preferred Stock, or a combination thereof) shall have a right of first refusal to purchase an amount of securities of the Company of any class or kind which the Company proposes to sell in a non-registered private placement (other than the issuance of shares contemplated by Section 3.1 above) (“Preemptive Securities”) sufficient to maintain such Investor’s proportionate beneficial ownership interest in the Company (as defined below). If the Company wishes to make any such sale of Preemptive Securities, it shall give the Investors written notice of the proposed sale. The notice shall set forth (i) the Company’s bona fide intention to offer Preemptive Securities and (ii) the material terms and conditions of the proposed sale (including the number of shares to be offered and the price, if any, for which the Company proposes to offer such shares), and shall constitute an offer to sell

Preemptive Securities to the Investors on such terms and conditions. Any Investor may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within fifteen (15) days after receipt of the Company’s notice of the proposed sale. Any Investor exercising its right of first refusal shall be entitled to participate in the purchase of Preemptive Securities on a pro rata basis to the extent necessary to maintain such Investor’s proportionate beneficial ownership interest in the Company (such Investor’s “Pro Rata Portion”) (for purposes of determining such Investor’s Pro Rata Portion, any Investor or other security holder shall be treated as owning that number of shares of Common Stock into which any outstanding convertible securities may be converted and for which any outstanding options may be exercised). The Company shall, in writing, inform each Investor which elects to purchase its Pro Rata Portion of Preemptive Securities of any other Investor’s failure to do so, in which case the Investors electing to purchase such shares of Preemptive Securities shall have the right to purchase all of such shares on a pro rata basis. If any Investor who elects to exercise its right of first refusal does not complete the purchase of such Preemptive Securities within ten days after delivery of its Acceptance Notice to the Company, the Company may complete the sale of Preemptive Securities on the terms and conditions specified in the Company’s notice within the 90-day period following the expiration of such 10-day period. If the Company does not enter into an agreement for the sale of such shares within such 10-day period, or if such agreement is not consummated within such 90-day period, the right provided hereunder shall be deemed to be revived and all future shares of Preemptive Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 3. An Investor shall be entitled to apportion the right of first refusal hereby granted among itself and its partners and affiliates in such proportions it deems appropriate.

3.3 Offer After Sale to Third Parties. In lieu of delivering to the Investors written notice of a proposed sale of Preemptive Securities pursuant to Section 3.2, the Company may elect first to sell Preemptive Securities to third parties and then to offer to Investors the opportunity to purchase their Pro Rata Portions of the Preemptive Securities. (The Pro Rata Portions shall be calculated giving effect to all sales of the Preemptive Securities, including sales to the Investors.) Such offer shall remain in effect for 15 days after notice to the Investors, and if accepted, the closing of the sale of Preemptive Securities shall occur within ten days after the date of the Acceptance Notice.

3.4 Expiration of Right of First Refusal. The right of first refusal granted under this Agreement shall expire when a sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with a firm commitment underwritten offering of its securities to the general public is consummated.

4. Miscellaneous.

4.1 Additional Investors. Additional Investors will be added to this Agreement upon their purchase of Series F Preferred; such Investors may become party to this Agreement, upon execution and delivery to the Company of signature pages hereto.

4.2 Waivers and Amendments. With the written consent of the record or beneficial holders of a majority of the Registrable Securities, the rights and obligations of the Company and the holders of Registrable Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent, the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such consent shall be required for the purpose of adding to this Agreement an Investor pursuant to Section 4.1, a financial institution which has loaned funds to the Company, or an equipment lessor, and further, that no such modification, amendment or waiver shall reduce the aforesaid percentage of Registrable Securities without the consent of all of the Purchasers of the Registrable Securities. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 4.2 (Waivers and Amendments).

4.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given upon personal delivery, delivery by nationally recognized courier or forty eight (48) hours after being deposited with the United States Post Office, (by registered mail, postage prepaid) addressed: (a) if to the Company, at the address on the Company’s signature page to this Agreement (or at such other address as the Company shall have furnished to the Holders in writing) attention of President and (b) if to a Holder, at the latest address of such person shown on the Company’s records.

4.4 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

4.5 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

4.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

4.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.

4.10 Separability; Severability. Unless expressly provided in this Agreement, the rights of each Investor under this Agreement are several rights, not rights jointly held with any other Investors. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Investor shall not affect the validity, legality or enforceability of this Agreement with respect to the other Investors. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

4.11 Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

4.12 Aggregation of Stock. All shares of Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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